UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 7, 2009

Date of Report (Date of earliest event reported)

CAI International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3109229
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Embarcadero Center, Suite 2101, San Francisco, CA 94111
(Address of principal executive offices) (Zip Code)

(415) 788-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On August 7, 2009, the Nominating and Corporate Governance Committee of the Board of Directors of CAI International, Inc., a Delaware corporation (the “Company”) adopted an amended and restated Code of Business Conduct and Ethics (as amended and restated, the “Code”). The Code applies to all directors, officers, employees, contractors, consultants and service providers of the Company (collectively, the “Company Associates”).

Among other things, the Code amends the Company’s prior Code of Business Conduct and Ethics to require that waivers of any provision of the Code for a director or an executive officer of the Company be approved in writing by the Company and promptly disclosed to stockholders as required by law or stock exchange regulation. The Code further details the obligations of the Company Associates to protect the confidential and proprietary information of the Company and the Company’s business partners.

A copy of the Code is attached hereto as Exhibit 14.1 and incorporated herein by reference. The descriptions of the amendments above are qualified in their entirety by reference to the Code. A copy of the Code is also available in the SEC Filings portion of the Investor Relations section of our website at www.caiintl.com. If the Company makes any further substantive amendments to the Code or grants any waiver from a provision to the Code to any Company Associates, the Company will promptly disclose the nature of the amendment or waiver to stockholders as required by law or stock exchange regulation.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
14.1	CAI International, Inc. Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: August 10, 2009	By:	/s/ Victor M. Garcia
	Name:	Victor M. Garcia
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
14.1	CAI International, Inc. Code of Business Conduct and Ethics